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                                                                  EXHIBIT 10.12
                                 May 23, 1995



Mr. David Lloyd
#3 Gun Place
86 Wapping Lane
Wapping, London E19RX
United Kingdom

     Re:  Employment

Dear David:

     On behalf of Visual Numerics International, Ltd. ("VNI Ltd."), I am pleased to offer you the position of Vice President, Consulting. Provided you accept it, your initial consulting assignment will be to provide consulting services to Visual Numerics, Inc. (our parent corporation) as the acting Vice President and General Manager of the ADT Business Unit, reporting to Richard Couch, President and CEO. This assignment will be in Houston, Texas. The official date of hire will be Thursday, June 1, 1995.

     With this position, the following compensation and benefit package is offered:

      . An annual base salary of (Pounds)79,355, which will be paid semi-monthly (15th & EOM) at the rate of (Pounds)3,306.63.

      . The exact details of your 1995 Incentive Program will be presented under separate cover. The Targeted Earnings of this program is $15,000 at 100% of goal achievement. Your 1996 Incentive Program will be presented no later than December 31, 1995.

      . After a 30-day waiting period, you will be entitled to participate in all VNI Ltd.'s flexible benefits program. You may elect to participate in the Retirement & Savings Plan after a 30-day waiting period. Additionally, VNI Ltd. will either (i) request that you be enrolled for health insurance coverage under the group plan for Visual Numerics, Inc., if available; or (ii) provided you meet the requirements of insurability, reimburse you for the actual cost of health insurance coverage.
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      .  After a 60-day waiting period, you will be granted a vacation accrual equal to 10 days for the first year of employment.

      . VNI will pay for one round-trip coach airfare between Houston and your home in the UK after completion of six months in the position.

      . A severance package equal to three months of base salary and reasonable expenses associated with relocating your personal goods back to the site of origination. The severance package is only good in the event of an involuntary termination on our part. A termination due to cause, will not warrant payment of the severance package.

     With this consulting position, the following location package is offered:

      . A $3,000 bonus payment to move necessary personal household goods from your home to Houston, Texas, USA.

      . During your stay in Houston, a temporary residence not to exceed $1,500 per month.

      .  Leasing of a mid-range size car.

     Visual Numerics conducts quarterly performance appraisals, with a salary review held the 1st of January.

     David, I look forward to working with you. Please indicate your understanding of this offer by signing this document and returning it to me at the VNI Houston office, OR calling my Houston voice mail (713) 954-6442 no later than Thursday, May 25.

                                        Sincerely,


                                        /s/ Richard G. Couch
                                        Richard G. Couch
                                        Chairman of the Board of Director
                                        Visual Numerics International, Ltd.

I understand and accept this offer: /s/ David Lloyd
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                                        David Lloyd

Date:
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